Exhibit 99.1

FINANCIAL STATEMENTS

TRAILBLAZER PIPELINE
COMPANY LLC

For the year ended December 31, 2013 and the periods from November 13, 2012 to December 31, 2012 and January 1, 2012 to November 12, 2012

Independent Auditor's Report

To the Member of Trailblazer Pipeline Company LLC:

We have audited the accompanying financial statements of Trailblazer Pipeline Company LLC Successor (“Trailblazer Successor”), which comprise the balance sheet as of December 31, 2013 and December 31, 2012 and the related statements of income, comprehensive income, member’s equity and cash flows for the year ended December 31, 2013 and the period from November 13, 2012 to December 31, 2012.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trailblazer Successor at December 31, 2013 and December 31, 2012 and the results of its operations and its cash flows for the year ended December 31, 2013 and the period from November 13, 2012 to December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
June 30, 2014

Independent Auditor's Report

To the Member of Trailblazer Pipeline Company LLC:

We have audited the accompanying financial statements of Trailblazer Pipeline Company LLC Predecessor (“Trailblazer Predecessor”), which comprise the statements of income, comprehensive income, member’s equity and cash flows for the period from January 1, 2012 to November 12, 2012.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial results of Trailblazer Predecessor’s operations and its cash flows for the period from January 1, 2012 to November 12, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 12, 2014

TRAILBLAZER PIPELINE COMPANY LLC
STATEMENTS OF INCOME (LOSS)

	Trailblazer Successor		Trailblazer Predecessor
		Period from	Period from
	Year Ended	November 13 to	January 1 to
	December 31, 2013	December 31, 2012	November 12, 2012
	(in thousands)		(in thousands)
Revenues:
Natural gas sales	$1,418	$416	$278
Transportation services	21,535	2,891	27,120
Total Revenues	22,953	3,307	27,398
Operating Costs and Expenses:
Cost of sales and transportation services	9,004	775	8,265
Operations and maintenance	3,459	568	3,728
Depreciation and amortization	7,340	985	3,241
General and administrative	5,629	1,673	2,486
Taxes, other than income taxes	1,076	170	1,033
Total Operating Costs and Expenses	26,508	4,171	18,753
Operating (loss) income	(3,555)	(864)	8,645
Allowance for funds used during construction	115	—	—
Other income (expense), net	69	32	(21)
(Loss) Income Before Income Taxes	(3,371)	(832)	8,624
Texas Margin Taxes	—	—	65
Net (Loss) Income to Member	$(3,371)	$(832)	$8,559

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER PIPELINE COMPANY LLC
BALANCE SHEETS

	December 31, 2013	December 31, 2012
	(in thousands)
ASSETS
Current Assets:
Accounts receivable, net	$2,418	$1,644
Accounts receivable from related parties	—	3,844
Gas imbalances	530	3,994
Inventories	401	289
Other current assets	—	2
Total Current Assets	3,349	9,773

Property, plant and equipment, net	62,869	57,278
Goodwill	30,241	30,241
Other deferred charges	1,000	36
Total Assets	$97,459	$97,328

LIABILITIES AND MEMBER'S EQUITY
Current Liabilities:
Accounts payable	$5,622	$4,204
Gas imbalances	522	2,717
Accrued taxes	1,093	1,334
Accrued other current liabilities	1,971	2,825
Total Current Liabilities	9,208	11,080

Commitments and Contingencies (Note 7, 9, and 10)

Member's Equity:
Member's Equity	88,251	86,248
Total Member's Equity	88,251	86,248
Total Liabilities and Member's Equity	97,459	97,328

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER PIPELINE COMPANY LLC
STATEMENT OF MEMBER’S EQUITY

	Trailblazer Successor		Trailblazer Predecessor
		Period from	Period from
	Year Ended	November 13 to	January 1 to
	December 31, 2013	December 31, 2012	November 12, 2012
	(in thousands)		(in thousands)
Member's Equity, beginning of period	$86,248	$87,080	$199,831
Net (Loss) Income to Member	(3,371)	(832)	8,559
Contributions from (Distributions to) Member, net	5,374	—	(14,546)
Member's Equity, end of period	$88,251	$86,248	$193,844

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER PIPELINE COMPANY LLC
STATEMENT OF CASH FLOWS

	Trailblazer Successor		Trailblazer Predecessor
		Period from	Period from
	Year Ended	November 13 to	January 1 to
	December 31, 2013	December 31, 2012	November 12, 2012
	(in thousands)		(in thousands)
Cash Flows from Operating Activities:
Net (loss) income to Member	$(3,371)	$(832)	$8,559
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,340	985	3,241
Changes in components of working capital:
Accounts receivable	3,070	(1,846)	401
Prepayments	2	65	(66)
Gas imbalances	1,269	147	596
Fuel Tracker	—	—	400
Inventories	(112)	(69)	72
Accounts payable and accrued liabilities	(3,735)	1,314	1,722
Other, net	(963)	(5)	(26)
Net Cash Provided by (Used in ) Operating Activities	3,500	(241)	14,899

Cash Flows from Investing Activities:
Capital expenditures	(8,554)	(67)	(355)
Sale of property, plant and equipment (net of removal costs)	(12)	—	2
Net Cash Used in Investing Activities	(8,566)	(67)	(353)

Cash Flows from Financing Activities:
Proceeds of borrowings from Related Party	—	308	—
Repayment of borrowings from Related Party	(308)	—	—
Contributions from (Distributions to) Member, net	5,374	—	(14,546)
Net Cash Provided by (Used in) Financing Activities	5,066	308	(14,546)

Net Change in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents, beginning of period	—	—	—
Cash and Cash Equivalents, end of period	—	—	—

Schedule of Noncash Investing and Financing Activities:
Increase in accruals for property, plant and equipment	$4,078	$—	$—
Fair value of Trailblazer assets acquired by TD on November 13, 2012	$—	$96,574	$—
Fair value of Trailblazer liabilities acquired by TD on November 13, 2013	$—	$(9,494)	$—

The accompanying notes are an integral part of these financial statements.

TRAILBLAZER PIPELINE COMPANY LLC
NOTES TO FINANCIAL STATEMENTS

1.	Description of Business
Trailblazer Pipeline Company LLC (“Trailblazer”) is a Delaware limited liability company that owns and operates a 436-mile pipeline system and is engaged in the transmission of natural gas for others in interstate commerce from Colorado through southeastern Wyoming to Beatrice, Nebraska.
The sole owner of Trailblazer is Tallgrass Operations, LLC, which is wholly-owned by Tallgrass Development, LP (“TD”). Tallgrass Development GP, LLC (“TGGP”) owns the general partnership interest in TD. On April 1, 2014, Trailblazer was acquired by Tallgrass Energy Partners, LP (“TEP”) for total consideration valued at approximately $164 million as discussed in Note 11 – Subsequent Events.
Trailblazer was previously owned by Kinder Morgan Energy Partners, LP (“KMP”). The general partner interest in KMP is owned by Kinder Morgan, Inc. (“KMI”). On May 1, 2012, the Federal Trade Commission (“FTC”) voted to accept a proposed settlement order regarding KMI’s then pending acquisition of El Paso Corporation (“EP”). The settlement order required KMI to divest certain assets held by KMP to an FTC-approved buyer within 180 days from May 25, 2012, the date that KMI consummated the EP acquisition. On August 20, 2012, KMP announced that it had entered into a purchase and sale agreement with TD to sell those assets, a part of which comprised the 100% equity interest in Trailblazer, to TD for approximately $1.8 billion in cash and approximately $1.5 billion in assumed debt. The sale transaction closed on November 13, 2012.
For additional information regarding the acquisition of Trailblazer, see Note 3 – Business Combinations.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements and related notes were prepared in accordance with the accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States of America (“GAAP”). In this report, the Financial Accounting Standards Board is referred to as the FASB and the FASB Accounting Standards Codification is referred to as the Codification. Certain prior period amounts have been reclassified to conform to the current presentation.
The financial statements for the periods subsequent to November 13, 2012 reflect certain purchase accounting adjustments to apply push-down accounting with respect to the acquisition of Trailblazer by TD as discussed in Note 1 – Description of Business. Trailblazer’s financial data as presented on the statements of income (loss), comprehensive income (loss), member’s equity and cash flows have been separated from pre-TD acquisition financial data by a bold vertical black line. The term “Trailblazer Predecessor” in the financial data presented refers to the Trailblazer entity that was owned by KMP prior to November 13, 2012 and the financial data is presented on a held in use basis. The term “Trailblazer Successor” refers to the Trailblazer entity from the period of November 13, 2012 through December 31, 2012 and for the year ended December 31, 2013, the periods subsequent to its acquisition by TD, and reflects the new basis of accounting resulting from TD’s allocation of the fair value of the assets and liabilities to Trailblazer. The term “Trailblazer” refers to The Trailblazer Pipeline Company LLC, as defined above, regardless of ownership.
Use of Estimates
Certain amounts included in or affecting these financial statements and related disclosures must be estimated, requiring management to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues, and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods it considers reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from these estimates. Any effects on Trailblazer’s business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Cash and Cash Equivalents
Trailblazer considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Effective on November 13, 2012, TD employed a centralized cash management system. Under this system, Trailblazer lends funds on each business day equal to the amount swept from its depository bank account. The total of these loans, less reimbursement payments, is transferred to an interest bearing account on each business day. These loans are then periodically recorded as equity distributions. KMP employed a similar cash management system prior to November 12, 2012.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are carried at their estimated collectible amounts. Trailblazer makes periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a historical analysis of uncollected amounts, and adjustments are recorded as necessary for changes in circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. Our allowance for doubtful accounts totaled approximately $37,000 at December 31, 2013 and 2012.
Inventory
Inventories primarily consist of materials and supplies, which are valued at weighted average cost and periodically reviewed for physical deterioration and obsolescence.
Accounting for Regulatory Activities
Regulated activities are accounted for in accordance with the “Regulated Operations” Topic of the Codification. This Topic prescribes the circumstances in which the application of GAAP is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses to Trailblazer associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process. Trailblazer had recorded regulatory assets of approximately $1.0 million and $32,000 included in “Other deferred charges” in the Balance Sheets at December 31, 2013 and 2012, respectively. Regulatory assets at December 31, 2013 were primarily attributable to costs associated with Trailblazer’s 2013 Rate Case Filing as more fully described in Note 9 – Regulatory Matters. Regulatory assets at December 31, 2012 were primarily attributable to costs associated with TD’s wholly-owned subsidiaries’ participation in KMP’s postemployment benefit plans.
Property, Plant and Equipment
Property, plant and equipment for Trailblazer was adjusted to fair value on November 13, 2012, the date the acquisition of Trailblazer by TD was completed. For additional information see Note 3 – Business Combinations. Property, plant and equipment placed in service subsequent to November 13, 2012 is carried at its historical cost.
Expenditures that increase capacities, improve efficiencies or extend useful lives are capitalized and depreciated over the remaining useful life of the asset or major asset component. We also capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs.
Routine maintenance, repairs and renewal costs are expensed as incurred. The cost of normal retirements of the regulated depreciable utility property, plant and equipment, plus the cost of removal less salvage and any gain or loss recognized, is recorded in accumulated depreciation with no effect on current period earnings. Gains or losses are recognized upon retirement of regulated property, plant and equipment constituting an operating unit or system, and land, when sold or abandoned and costs of removal or salvage are expensed when incurred.
Impairment of Long-Lived Assets
Trailblazer reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss results when the estimated undiscounted future net cash flows expected to result from the asset’s use and its eventual disposition are less than its carrying amount. Any such impairment losses at Trailblazer would be recorded as a regulatory asset until regulatory review regarding recoverability through the rate-making process is complete, at which time Trailblazer will recognize the loss if it is determined to be unrecoverable or retain as a regulatory asset and recover through their rates.
Trailblazer assesses their long-lived assets for impairment in accordance with the relevant Codification guidance. A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Examples of long-lived asset impairment indicators include:
• a significant decrease in the market value of a long-lived asset or group;
• a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;
• a significant adverse change in legal factors or in the business climate could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator which would exclude allowable costs from the rate-making process;
• an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the long-lived asset or asset group;
• a current period operating cash flow loss combined with a history of operating cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; and
• a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
When an impairment indicator is present, Trailblazer first assesses the recoverability of the long-lived assets by comparing the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset to the carrying amount of the asset. If the carrying amount is higher than the undiscounted future cash flows, the fair value of the assets is assessed using a discounted cash flow analysis and used to determine the amount of impairment, if any, to be recognized.
Depreciation and Amortization
Trailblazer computes depreciation using a composite method employed by applying a single depreciation rate to a group of assets with similar economic characteristics. This composite method of depreciation approximates a straight-line method of depreciation. The annualized rate of depreciation ranges from 1.55% to 20.0% for the various classes of depreciable assets.
Gas imbalances
Gas imbalances receivable and payable represent the difference between customer nominations and actual gas receipts from, and gas deliveries to, interconnecting pipelines and other shippers under various operational balancing and imbalance agreements. Gas imbalances are either made up in-kind or settled in cash, subject to the terms and valuations of the various agreements. Imbalances are valued at the monthly index price of the minimum and maximum spot gas prices delivered to the pipeline.
Goodwill
As discussed in Note 3 – Business Combinations, Trailblazer recorded approximately $30.2 million of goodwill as of November 13, 2012 as a result of TD’s acquisition of Trailblazer as discussed in Note 1 – Description of Business.
Trailblazer evaluates goodwill for impairment on an annual basis during the third quarter and whenever events or changes in circumstances necessitate an evaluation for impairment. Trailblazer evaluates goodwill impairment by reporting unit level, which is an operating segment as defined in the segment reporting guidance of the Codification, using either the qualitative assessment option or the two-step test approach depending on facts and circumstances of the reporting unit. Examples of such facts and circumstances include the excess of fair value over carrying amount in the last valuation or changes in business environment. If Trailblazer, after performing the qualitative assessment, determines it is “more likely than not” that the fair value of the reporting unit is greater than its carrying amount, the two-step impairment test is unnecessary. When goodwill is evaluated for impairment using the two-step test, the carrying amount of the reporting unit is compared to its fair value in Step 1 and if the fair value exceeds the carrying amount, Step 2 is unnecessary. If the carrying amount exceeds the reporting unit’s fair value, this could indicate potential impairment and Step 2 of the goodwill impairment evaluation process is required to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any. When Step 2 is necessary, the fair value of individual assets and liabilities is determined using valuations, or other observable sources of fair value, as appropriate. If the carrying amount of goodwill exceeds its implied fair value, the excess is recognized as an impairment loss.
Trailblazer did not elect to apply the qualitative assessment option during our annual goodwill impairment testing; instead we proceeded directly to the two-step quantitative test. In Step 1 of the two-step quantitative test, we compared the fair value of the reporting unit with its respective book value, including goodwill, by using an income approach based on a discounted cash flow analysis. For the purposes of goodwill impairment testing, goodwill was allocated to our reporting unit based on the enterprise value of the reporting unit at the date of acquisition. The fair value of the reporting unit was determined on a stand-alone basis from the perspective of a market participant and included a sensitivity analysis of the impact of changes in various assumptions. This approach required us to make long-term forecasts of future operating results and various other assumptions and estimates, the most significant of which are gross margin, operating expenses, general and administrative expenses, long-term growth rates and the weighted average cost of capital. The fair value of the reporting unit was determined using significant unobservable inputs, considered Level 3 under the fair value hierarchy in the Codification. For the reporting unit, the results of the Step 1 impairment analysis indicated no potential impairment as the fair value of the reporting unit was substantially greater than its respective book value. As a result, in accordance with the Codification guidance, Step 2 of the impairment analysis was not necessary as part of the annual impairment analysis. Unpredictable events or deteriorating market or operating conditions could result in a future change to the discounted cash flow model and cause impairments in the future. We continue to monitor potential impairment indicators to determine if a triggering event occurs and will perform additional goodwill impairment analyses as necessary.
Revenue Recognition
Trailblazer recognizes revenues as services are rendered or goods are sold to a purchaser at a fixed and determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Trailblazer provides various types of natural gas transportation services to its customers in which the natural gas remains the property of these customers at all times. In many cases (generally described as “firm service”), the customer pays a two-part rate that includes (i) a fixed-fee reserving the right to transport natural gas in Trailblazer’s facilities and (ii) a per-unit rate for volumes actually transported. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers’ agreed upon delivery point. In other cases (generally described as “interruptible service”), there is no fixed-fee associated with the services because the customer accepts the possibility that service may be interrupted at Trailblazer’s discretion in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes actually transported under firm service agreements.
Commitments and Contingencies
We recognize liabilities for other commitments and contingencies when, after fully analyzing the available information, we determine it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount.
Environmental Costs
Trailblazer expenses or capitalizes, as appropriate, environmental expenditures that relate to current operations. Trailblazer expenses amounts that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation. Trailblazer does not discount environmental liabilities to a net present value, and records environmental liabilities when environmental assessments and/or remedial efforts are probable and costs can be reasonably estimated. Recording of these accruals coincides with the completion of a feasibility study or a commitment to a formal plan of action. Estimates of environmental liabilities are based on currently available facts and presently enacted laws and regulations taking into consideration the likely effects of other factors including our prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual cost or new information.
Fair Value
Fair value, as defined in the Codification, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or exit price. Trailblazer applies the fair value measurement guidance to financial assets and liabilities in determining the fair value of derivative assets and liabilities, and to nonfinancial assets and liabilities upon the acquisition of a business or in conjunction with the measurement of an impairment loss on an asset group or goodwill under the accounting guidance for the impairment of long-lived assets or goodwill.
The fair value measurement accounting guidance requires that Trailblazer make assumptions that market participants would use in pricing an asset or liability based on the best information available. These factors include nonperformance risk (the risk that the obligation will not be fulfilled) and credit risk of the reporting entity (for liabilities) and of the counterparty (for assets). The fair value measurement guidance prohibits the inclusion of transaction costs and any adjustments for blockage factors in determining the instruments’ fair value. The principal or most advantageous market should be considered from the perspective of the reporting entity.
Fair value, where available, is based on observable market prices. Where observable market prices or inputs are not available, different valuation models and techniques are applied. These models and techniques attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The process involves varying levels of management judgment, the degree of which is dependent on the price transparency of the instruments or market and the instruments’ complexity.

To increase consistency and enhance disclosure of fair value, the Codification creates a fair value hierarchy to prioritize the inputs used to measure fair value into three categories. An asset or liability’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement, where Level 1 is the highest and Level 3 is the lowest. The three levels are defined as follows:
• Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;
• Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and
• Level 3 Inputs—unobservable inputs for the asset or liability. These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).
Any transfers between levels within the fair value hierarchy are recognized at the end of the reporting period. There were no financial instruments measured at fair value on a recurring basis for the periods presented. See Note 3 – Business Combinations for information about fair value measurements on a nonrecurring basis.
Income Taxes
Trailblazer is a limited liability company that has elected to be treated as a partnership for income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements of Trailblazer and the tax effects of Trailblazer’s activities accrue to its Member. Trailblazer historically incurred Texas Margin Taxes because it was a part of an affiliated group that generated sales in the State of Texas. Subsequent to the acquisition of Trailblazer by TD in November 2012, Trailblazer is no longer a part of an affiliated group with sales in Texas and therefore will no longer be subject to Texas Margin Taxes or any other income-based taxes based on currently enacted tax legislation.
New Accounting Pronouncements Adopted
Accounting Standards Update (“ASU”) No. 2011-11, Balance Sheet (Topic 210), “Disclosures about Offsetting Assets and Liabilities” and ASU No. 2013-01, Balance Sheet (Topic 210), “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”
On December 16, 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210), “Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210), “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” which clarifies that the scope of ASU No. 2011-11 applies to derivatives accounted for in accordance with the Codification guidance for derivatives and hedging transactions, including bifurcated embedded derivatives, repurchase agreements and reverse purchase agreements, and certain securities borrowing and securities lending transactions. Entities are required to apply the amendments of ASU No. 2011-11 for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. All disclosures provided by those amendments are required to be provided retrospectively for all comparative periods presented. The adoption of ASU 2011-11 on January 1, 2013 did not have a material impact on Trailblazer’s financial statements.

Accounting Pronouncements Issued But Not Yet Effective
The following accounting standards have been issued, but are not yet effective for, and have not been adopted by Trailblazer.
ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides a comprehensive and converged set of principles-based revenue recognition guidelines which supersede the existing industry and transaction-specific standards. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, entities must apply a five step process to (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also mandates disclosure of sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The disclosure requirements include qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.
The amendments in ASU 2014-09 are effective for nonpublic entities for annual reporting periods beginning after December 15, 2017, and for interim periods within annual periods beginning after December 15, 2018. Early application is permitted beginning with annual reporting periods after December 15, 2016, including interim periods within that reporting period. The adoption of ASU 2014-09 is not expected to have a material impact on Trailblazer’s financial position and results of operations.
ASU No. 2013-02, Comprehensive Income (Topic 220), “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”
In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220), “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component, either on the face of the statement where net income is presented or in the notes, depending on whether or not the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. ASU 2013-02 is effective for nonpublic entities prospectively for reporting periods beginning after December 15, 2013, or January 1, 2014 for Trailblazer. The adoption of ASU 2013-02 is not expected to have a material impact on Trailblazer’s financial statements.

3.	Business Combinations
On November 13, 2012, TD completed the acquisition of certain assets from KMP for approximately $1.8 billion in cash and approximately $1.5 billion of assumed debt, including a 100% equity interest in Trailblazer, as discussed in Note 1 – Description of Business. Of the approximately $1.8 billion in cash paid to acquire the net assets, $87.1 million was allocated to Trailblazer.
The following represents the fair value of Trailblazer’s assets and liabilities at November 13, 2012 upon consummation of the transaction. The fair value is based on TD’s allocation of the purchase price for Trailblazer to the assets acquired and liabilities assumed (in thousands):

Accounts receivable and gas imbalances	$7,820
Inventories	219
Other current assets	67
Property, plant and equipment	58,195
Other noncurrent assets	32
Accounts payable and gas imbalances	(6,737)
Other current liabilities	(2,757)
Net identifiable assets acquired	56,839
Goodwill	30,241
Net assets acquired	$87,080

At December 31, 2012, the assets acquired and liabilities assumed in the acquisition were recorded at provisional amounts based on the preliminary purchase price allocation. The purchase price allocation was finalized in the fourth quarter of 2013 with no adjustments.
The goodwill recorded at November 13, 2012, in the amount of $30.2 million, is expected to be deductible for tax purposes. The goodwill is primarily attributable to (i) the strategic location of the assets, including access to key supply sources and major customer demand markets; (ii) the complementary location of the assets relative to the other assets owned by TD and relative to key market areas; (iii) future pipeline interconnects; and (iv) a trained workforce.
Pro forma revenue and net income for the period from January 1, 2012 to November 12, 2012 was $27.4 million and $5.4 million, respectively. The unaudited pro forma financial information for this historical period is presented as if the acquisition of Trailblazer had been completed on January 1, 2012. The pro forma financial information is not necessarily indicative of what the actual results of operations of Trailblazer would have been if the transaction had in fact occurred on the date or for the period indicated, nor do they purport to project the results of operations or financial position of Trailblazer for any future periods or as of any date. The pro forma financial information does not give effect to any cost savings, operating synergies, or revenue enhancements expected to result from the transaction or the costs to achieve these cost savings, operating synergies, and revenue enhancements.
The pro forma revenue and net income includes adjustments to give effect to the reduction in net income to reflect additional depreciation expense associated with the increase in the cost of property, plant and equipment resulting from the allocation of the purchase price to the fair value of the assets and liabilities acquired.

4.	Related Party Transactions
Trailblazer has no employees. KMI and KMP had historically provided and charged Trailblazer for various services including employee labor costs, information technology services, employee health and life benefits and insurance for property and casualty risks, and all other expenses necessary or appropriate to the conduct of Trailblazer’s business. Beginning November 13, 2012, TD provides and charges Trailblazer for similar direct and indirect costs of services. Trailblazer records these costs on the accrual basis in the period in which KMI and KMP (or TD, beginning November 13, 2012) incurs them. Trailblazer has a cash management arrangement with KMI and KMP (prior to November 13, 2012) and TD (beginning November 13, 2012) under which KMI, KMP and TD pay costs and expenses incurred by Trailblazer, acting as agents for Trailblazer, and are reimbursed by Trailblazer for such payments. While the substance of the arrangement generally remained the same after TD acquired Trailblazer from KMP, the cost structure under new management has changed, which affected the basis of certain allocations when the arrangement transitioned from KMI and KMP to TD.
Due to the cash management agreement discussed in “—Cash and Cash Equivalents” in Note 2 – Summary of Significant Accounting Policies, intercompany balances between Trailblazer and other KMI or KMP entities (prior to November 13, 2012) and TD (beginning November 13, 2012) are periodically settled and treated as equity distributions.
Total transactions with affiliated companies are as follows:

	Trailblazer Successor		Trailblazer Predecessor
		Period from	Period from
	Year Ended	November 13 to	January 1 to
	December 31, 2013	December 31, 2012	November 12, 2012
	(in thousands)		(in thousands)
Transportation services	$135	$23	$113
Cost of sales and transportation services	$—	$—	$—
Charges from KMI, KMP and TD: (1)
Property, plant and equipment, net	$296	$3	$3
Other deferred charges	$—	$—	$25
Operations and maintenance	$2,166	$382	$1,652
General and administrative	$5,081	$1,410	$1,798

(1)
Charges to Trailblazer from KMI and KMP for periods prior to November 13, 2012 and from TD for periods subsequent to November 13, 2012 include directly charged wages and salaries, other compensation and benefits, and shared services.

Details of balances with affiliates are as follows:

	December 31, 2013	December 31, 2012
	(in thousands)
Accounts receivable from affiliated companies:
Tallgrass Operations, LLC	$—	$3,841
Rockies Express Pipeline LLC	—	3
Total accounts receivable from affiliated companies	$—	$3,844

Payable to affiliated companies:
Tallgrass Operations, LLC	$—	$308
Rockies Express Pipeline LLC	3	—
Total payables to affiliated companies	$3	$308
Balances of gas imbalances with affiliated shippers are as follows:

	December 31, 2013	December 31, 2012
	(in thousands)
Affiliate gas balance receivables	137	321
Affiliate gas balance payables	7	—
There was no net cash-in on operational balancing agreements with an affiliated party during the year ended December 31, 2013 and the period from November 13, 2012 to December 31, 2012. Trailblazer had net cash-ins on operational balancing agreements with an affiliated party of $0.5 million during the period from January 1, 2012 to November 12, 2012.

5.	Property, Plant and Equipment
A summary of net property, plant and equipment by classification is as follows:

	December 31, 2013	December 31, 2012
	(in thousands)
Natural gas pipelines	$57,857	$56,971
General and other	1,217	1,210
Construction work in progress	7,983	82
Accumulated depreciation and amortization	(4,188)	(985)
Total property, plant and equipment, net	$62,869	$57,278
Capitalized Allowance for Funds Used During Construction (“AFUDC”) was approximately $115,000 for the year ended December 31, 2013. There was no capitalized AFUDC during the periods from November 13, 2012 to December 31, 2012 and January 1, 2012 to November 12, 2012.

6.	Risk Management
Trailblazer has historically entered into derivative contracts with third parties for the purpose of hedging exposures that accompany its normal business activities. Trailblazer’s normal business activities expose it to risks associated with changes in the market price of natural gas. Specifically, these risks are associated with pre-existing or anticipated physical natural gas sales. Prior to November 13, 2012, Trailblazer applied hedge accounting to these derivative contracts. As discussed below, subsequent to November 13, 2012, Trailblazer elected not to apply hedge accounting. Trailblazer had no open derivative positions as of December 31, 2013 and 2012.
During the period from January 1, 2012 to November 12, 2012 Trailblazer recognized no gain or loss as a result of ineffectiveness of their hedging program. Trailblazer did not exclude any component of a derivative contracts’ gain or loss from the assessment of hedge effectiveness. As the hedged sales and purchases take place and Trailblazer records them into earnings, Trailblazer also reclassifies the associated gains and losses included in accumulated other comprehensive income into earnings. During the period from January 1, 2012 to November 12, 2012 no gain or loss was reclassified into earnings as a result of the discontinuance of cash flow hedges due to a determination that the forecasted transactions would no longer occur by the end of the originally specified time period.

Beginning November 13, 2012, Trailblazer elected not to apply hedge accounting for their derivative instruments and records changes in fair value of these instruments in earnings effective November 13, 2012. As a result, Trailblazer has no accumulated other comprehensive income as of December 31, 2013 expected to be reclassified to earnings in the next twelve months.
Effect of Derivative Contracts on the Income Statement
During the year ended December 31, 2013 and the periods from November 13, 2012 to December 31, 2012 and January 1, 2012 to November 12, 2012, there were no gains or losses reclassified in other comprehensive income or reclassified from accumulated other comprehensive income into income.
Fair Value
Derivative assets and liabilities are measured and reported at fair value. Derivative contracts can be exchange-traded or traded over-the-counter (“OTC”). Exchange-traded derivative contracts typically fall within Level 1 of the fair value hierarchy if they are traded in an active market. Trailblazer values exchange-traded derivative contracts using quoted market prices for identical securities.
OTC derivatives are valued using models utilizing a variety of inputs including contractual terms; commodity and interest rate curves; and measures of volatility. The selection of a particular model and particular inputs to value an OTC derivative contract depends upon the contractual terms of the instrument as well as the availability of pricing information in the market. Trailblazer uses similar models to value similar instruments. For OTC derivative contracts that trade in liquid markets, such as generic forwards and swaps, model inputs can generally be verified and model selection does not involve significant management judgment. Such contracts are typically classified within Level 2 of the fair value hierarchy.
Certain OTC derivative contracts trade in less liquid markets with limited pricing information, and the determination of fair value for these derivative contracts is inherently more difficult. Such contracts are classified within Level 3 of the fair value hierarchy. The valuations of these less liquid OTC derivatives are typically impacted by Level 1 and/or Level 2 inputs that can be observed in the market, as well as unobservable Level 3 inputs. Use of a different valuation model or different valuation input values could produce a significantly different estimate of fair value. However, derivative contracts valued using inputs unobservable in active markets are generally not material to Trailblazer’s financial statements.
When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

7.	Commitments and Contingent Liabilities
Leases
Rent expense under operating leases and right of way agreements totaled approximately $49,000, $6,000, and $21,000 for the year ended 2013 and the periods from November 13, 2012 to December 31, 2012 and January 1, 2012 to November 12, 2012, respectively. These amounts represent costs allocated to Trailblazer from KMI and KMP (prior to November 13, 2012) and TD (beginning November 13, 2012) as Trailblazer does not have any direct lease agreements.
Capital Expenditures
Approximately $1.4 million had been committed for the future purchase of property, plant and equipment at December 31, 2013.

8.	Major Customers
Trailblazer transports natural gas from southeastern Wyoming to interconnections with the Natural Gas Pipeline of America and Northern Natural Gas Company pipeline systems in Nebraska. For the year ended December 31, 2013, approximately 93% of Trailblazer’s transportation revenues were generated under firm transportation contracts. For the year ended December 31, 2013, Trailblazer’s top ten non-affiliated customers accounted for approximately 84% of Trailblazer’s total revenue.
During the year ended December 31, 2013, three non-affiliated shippers accounted for approximately $6.0 million (26%), $3.6 million (16%) and $3.2 million (14%), respectively, of Trailblazer’s total operating revenues. During the period from November 13, 2012 to December 31, 2012, four non-affiliated shippers accounted for approximately $568,000 (17%), $433,000 (13%), $418,000 (13%) and $412,000 (12%), respectively, of Trailblazer’s total operating revenues. During the period from January 1, 2012 to November 12, 2012, five non-affiliated shippers accounted for $4.1 million (15%), $4.1 million (15%), $3.9 million (14%), $2.9 million (11%) and $2.8 million (10%), respectively, of Trailblazer’s total operating revenues.

Trailblazer mitigates credit risk by requiring collateral or financial guarantees and letters of credit from customers with specific credit concerns. In support of credit extended to certain customers, Trailblazer had received prepayments of $1.0 and $0.9 million at December 31, 2013 and 2012, respectively, included in “Accrued other current liabilities” in the accompanying Consolidated Balance Sheets.

9.	Regulatory Matters
Fuel Recovery Mechanism
Trailblazer obtains natural gas quantities from its shippers, in accordance with its tariff and applicable contract terms, as reimbursement for fuel consumed at compressor stations and other locations on its system. Trailblazer tracks the volume and associated value of over or under-collections of fuel quantities through a tracking mechanism (“fuel tracker”) and records them as an addition or reduction to a regulatory asset or liability balance representing the amounts to be recovered or refunded, respectively, to customers through future rates. Following is a reconciliation of the changes in Trailblazer’s fuel tracker regulatory asset balance:

	Trailblazer Successor		Trailblazer Predecessor
		Period from	Period from
	Year Ended	November 13 to	January 1 to
	December 31, 2013	December 31, 2012	November 12, 2012
	(in thousands)		(in thousands)
Fuel Tracker
Balance at beginning of period	$—	$—	$400
Recovered costs	(7)	(72)	(2,232)
Allowance for unrecoverable costs	(8,415)	(578)	(6,024)
Actual costs	8,422	650	7,856
Balance at end of period	$—	$—	$—
On July 25, 2011, Trailblazer filed, in Docket No. RP11-2295-000, to apply the Expansion Fuel Adjustment Percentage (“EFAP”) rate to additional classes of shippers, including interruptible transportation, backhaul transportation, and overrun transportation to be effective September 1, 2011. On August 31, 2011, the FERC issued an order rejecting Trailblazer’s proposed tariff records on the basis that the tariff changes are contrary to Trailblazer’s Docket No. RP10-492-000 Settlement and violate the prohibition against retroactive ratemaking by proposing to charge shippers for under-recoveries that occurred prior to the effective date of the tariff provision. Trailblazer has filed for rehearing of the August 31, 2011 order, which rehearing is pending before the FERC.
Approval of the Stipulation and Agreement described below in “2013 Rate Case Filing – Docket No. RP13-1031” would render this filing moot, so Trailblazer intends to withdraw this filing, as no financial impact is expected as it relates to Docket No. RP11-2295-000 discussed above.
Annual Fuel Tracker Filing and Order Rejecting Tariff Record and Denying Waiver
On March 31, 2011, Trailblazer made its annual filing to revise its fuel tracker percentage. In this filing, Trailblazer proposed to increase its fuel tracker rate from its previously effective percentage of 3.18% to 3.20%. Trailblazer also proposed to delay recovery of its fuel tracker deferred account until a future filing.
On April 28, 2011, the FERC issued an Order Rejecting Tariff Record and Denying Waiver in Trailblazer’s annual fuel tracker filing at Docket No. RP11-1939-000. The order required Trailblazer to make a compliance filing for its annual EFAP pursuant to its tariff. In its previous two annual tracker filings, Trailblazer received authorization by the FERC to defer collection of its fuel deferred account until a future period by granting a waiver of various fuel tracker provisions. In the Docket No. RP11-1939 filing, Trailblazer again asked for tariff waivers that would defer the collection of its fuel deferred account to a future period, which the FERC denied. Trailblazer filed for rehearing of the FERC’s April 28, 2011 order.
On May 2, 2011, Trailblazer filed to re-determine its EFAP in compliance with the April 28, 2011 order, implementing a revised EFAP rate of 8.14%, which included the proposed recovery of the deferred account. On May 18, 2011, the FERC issued an order rejecting the May 2, 2011 filing, on the basis that the filing to implement a revised EFAP must be accomplished as a new proceeding, not as a compliance filing. Trailblazer filed for rehearing of the May 18, 2011 order.

On June 3, 2011, Trailblazer filed in a new proceeding, Docket No. RP11-2168-000, revised tariff records to re-determine its EFAP, with a proposed effective date of July 1, 2011. Trailblazer included three EFAP rate options. Under two of the options, Trailblazer proposed to continue to defer collection of the deferred account until a future date. In an order dated July 1, 2011, referred to in this Note as the July 1 Order, the FERC rejected the two options to defer recovery of the deferred account and accepted the option that included recovery of the entire deferred account. Specifically, the FERC approved an EFAP rate of 8.69%, subject to refund, effective July 1, 2011 and established hearing proceedings to determine the appropriate throughput, revenue and cost data to use for determining the EFAP and the composition, accounting and proposed recovery methodology for amounts in the deferred account. In the July 1 Order, the FERC determined that Trailblazer could not charge negotiated rate shippers a fuel rate above the caps established in their negotiated rate agreements with Trailblazer and that operation of the cap was not an issue for hearing. As a result of this determination, Trailblazer recognized a total of $14.6 million of operating costs and expense allocated as follows; $4.4 million, $3.6 million, $3.8 million, and $2.8 million for the years ended December 31, 2011, 2010, 2009, and prior to 2009, respectively, for the amount of the deferred costs potentially attributable to the negotiated rate shippers. Trailblazer sought rehearing of the July 1 Order, and a prehearing conference held on July 14, 2011 established a procedural schedule that set the hearing for April 2012. Trailblazer has reached settlements with the protesting parties to these proceedings as reflected in separately filed negotiated rate agreements. As a result, on December 15, 2011, Trailblazer filed a motion to terminate the hearing procedure, setting forth certain concessions, including foregoing recovery of the deferred account balance accumulated through May 6, 2012, in order to resolve the proceeding and eliminate the need for a hearing. On December 21, 2011, the administrative law judge issued an Initial Decision, finding that there was nothing further for the administrative law judge to address given that the issues set for hearing were either resolved by Trailblazer’s concessions and/or settlements and that the remaining issues were otherwise moot, and requesting that the FERC rule on the motion to terminate. As a result of the non-opposition to its motion and the Initial Decision of the administrative law judge, on December 29, 2011, Trailblazer filed to revise its EFAP to 4.78% effective January 1, 2012, reflecting the removal of the deferred account amounts. On January 20, 2012, Indicated Shippers filed a Brief on Exception to the Initial Decision seeking clarification that the settlement between the parties settled this proceeding and nothing beyond that. On February 6, 2012, Trailblazer filed a Reply Brief to Indicated Shippers’ pleading, clarifying Indicated Shippers' concerns, with which Indicated Shippers concurred. On March 9, 2012, the FERC issued an order terminating the EFAP proceeding contingent upon Trailblazer filing within seven days to withdraw the pending requests for re-hearing in Docket No. RP11-1939-000 and RP11-2168-000. Trailblazer made this filing on March 14, 2012. The FERC also approved the reduced EFAP of 4.78% effective January 1, 2012.
Approval of the Stipulation and Agreement described below in “2013 Rate Case Filing – Docket No. RP13-1031” would render the filings discussed above moot, so Trailblazer intends to withdraw the filings, as no further financial impact is expected as it relates to the Docket No.’s noted above in “Annual Fuel Tracker Filing and Order Rejecting Tariff Record and Denying Waiver”.
2012 Annual Fuel Tracker Filing - Docket No. RP12-570-000
On March 30, 2012, Trailblazer made its annual fuel tracker filing with a proposed effective date of May 1, 2012 in Docket No. RP12-570-000. In this filing, Trailblazer proposed to continue the currently effective EFAP rate of 4.78%. Trailblazer stated that uncertainty related to the status of the significant portion of Expansion 2002 capacity subject to expiring contracts in May 2012 made any projection of an EFAP highly subjective. Thus, it proposed the continuation of the 4.78% rate that had become effective January 1, 2012 to provide continuity of the EFAP. The filing was approved by the FERC in an order dated April 30, 2012. The order required Trailblazer to file by October 1, 2012 a report with the FERC of the status of the Expansion 2002 capacity in conjunction with a filing to either change the EFAP effective November 1, 2012 or continue the current 4.78% rate. See further information under “2012 Compliance Fuel Tracker Filing – Docket No. RP13-94-000” below.
Approval of the Stipulation and Agreement described below in “2013 Rate Case Filing – Docket No. RP13-1031” would render this filing moot, so Trailblazer intends to withdraw this filing, as no financial impact is expected as it relates to Docket No. RP12-570-000.
2012 Compliance Fuel Tracker Filing – Docket No. RP13-94-000
On October 1, 2012, Trailblazer made a filing in compliance with the FERC’s April 30, 2012 order in Docket No. RP12-570-000 (referenced above). Trailblazer, as required, filed a status report stating that the 289,000 Dth/d of expired Expansion 2002 capacity has not been re-subscribed to date. In addition, Trailblazer elected to revise its EFAP, which increased from 4.78% to 21.88%, effective November 1, 2012. As part of this filing, Trailblazer reflected a deferred account under-collection of $3.0 million. On October 31, 2012, the FERC issued an order that accepted and suspended the 21.88% revised EFAP effective November 1, 2012, contingent on Trailblazer addressing within fifteen (15) days the concerns raised by Concord Energy in its protest. On November 15, 2012 Trailblazer filed additional information with the FERC that addressed the concerns raised by Concord Energy. Comments to Trailblazer’s November 15, 2012 filing were due by November 27, 2012. No comments were filed and no further actions have transpired since this date.

Approval of the Stipulation and Agreement described below in “2013 Rate Case Filing – Docket No. RP13-1031” would render this filing moot, so Trailblazer intends to withdraw this filing, as no financial impact is expected as it relates to Docket No. RP13-94-000.
Proposed New Rate Schedule ITS-X – Docket No. RP12-924-000
On August 3, 2012, Trailblazer filed to implement a new optional, interruptible transportation service on its system under proposed Rate Schedule ITS-X to address fuel recovery issues associated with the Expansion 2002 compression due to changed conditions on the system and 90% of the Expansion 2002 capacity remaining unsubscribed following expiration of the expansion capacity contracts. Under the proposed Rate Schedule ITS-X, interruptible shippers using Expansion 2002 compression would be assessed a new Rate Schedule ITS-X rate plus the Expansion 2002 fuel percentage of 4.78%. The proposed Rate Schedule ITS-X, which would only apply to capacity created by the operation of the Expansion 2002 compression facilities, was intended to address the subsidized transportation these interruptible shippers currently receive on the system. On August 31, 2012, the FERC issued an order rejecting Trailblazer’s filing, finding that it is contrary to the 2010 rate case settlement and inconsistent with FERC policy related to incremental interruptible transmission rates (“the August 31, 2012 Order”). On October 1, 2012, Trailblazer filed for rehearing of the August 31, 2012 Order. Thereafter, on October 31, 2012 the FERC issued an order granting rehearing for further consideration, which is currently pending before the FERC.
Approval of the Stipulation and Agreement described below in “2013 Rate Case Filing – Docket No. RP13-1031” would render this filing moot, so Trailblazer intends to withdraw this filing, as no financial impact is expected as it relates to Docket No. RP12-924-000.
Proposed New Rate Schedule FTB – Docket No. RP13-240-000
On October 31, 2012, Trailblazer filed to implement a new firm transportation balancing service under Rate Schedule FTB that will allow existing shippers to balance their loads and also meet the needs of gas-fired generation and other end users with varying demand. Trailblazer’s proposal provides for greater flexibility to make changes in hourly flow rates at delivery points by allowing firm shippers additional out of cycle nomination rights, subject to balancing between Trailblazer’s system and third-party operators. The proposed rate firm shippers would be assessed under Rate Schedule FTB is the existing Rate Schedule FTS Rate, except that there would be an increased rate when a shipper nominates an hourly flow that differs from the 24-hour ratable take. Under its proposal, Trailblazer is offering existing FTS shippers a one-time opportunity to convert some or all of their MDQ to Rate Schedule FTB service. Rate Schedule FTB is proposed to be effective December 1, 2012. On November 30, 2012 the FERC accepted and suspended the proposed FTB tariff filing to become effective May 1, 2013, subject to conditions, refund and the outcome of a technical conference. On April 30, 2013, the FERC issued an order approving implementation of the service, subject to a compliance filing for certain changes in the terms and conditions of service. On May 16, 2013, Trailblazer made a compliance filing to reflect the FERC directed changes. On July 11, 2013, the FERC accepted the compliance filing and closed all pending issues in this docket.
2013 Annual Fuel Tracker Filing – Docket No. RP13-744-000
On March 29, 2013, Trailblazer made its annual fuel tracker filing with a proposed effective date of May 1, 2013 in Docket No. RP13-744-000. In this filing, Trailblazer proposed an EFAP of 24.68%. By letter order dated April 29, 2013 the FERC accepted and suspended the filing, to be effective May 1, 2013.
Approval of the Stipulation and Agreement described below in “2013 Rate Case Filing – Docket No. RP13-1031” would render this filing moot, so Trailblazer intends to withdraw this filing, as no financial impact is expected as it relates to Docket No. RP13-744-000.
2013 Rate Case Filing – Docket No. RP13-1031
On July 1, 2013, Trailblazer made a rate filing with the FERC pursuant to Section 4 of the Natural Gas Act, in Docket No. RP13-1031. In this filing Trailblazer proposed an overall cost of service of $25.7 million, increase of the base rates, rolled in base and fuel rates, an overall rate of return of 10.94% and new depreciation rates. On July 31, 2013, the FERC issued an order accepting Trailblazer’s filing, suspending the filed tariff rates, subject to refund, for the full statutorily permitted five-month suspension period and setting certain issues for hearing. The FERC resolved the non-rate aspects of Trailblazer’s rate case in an order dated December 30, 2013.
In conjunction with this filing for rolled-in fuel rates, Trailblazer elected to not seek recovery of unrecovered fuel costs incurred prior to January 1, 2014. Consequently, Trailblazer has recognized expenses related to unrecovered fuel costs of $578,000 for the period from November 13, 2012 to December 31, 2012, $6.0 million for period from January 1, 2012 to November 12, 2012 and $8.4 million during the year ended December 31, 2013.
On January 22, 2014, Trailblazer, FERC’s Trial Staff, and the active parties in the pipeline’s general rate case finalized a settlement in principle resolving the pending rate issues, including: (i) establishing transportation rates, as well as fuel and lost and unaccounted for charges; (ii) providing a limited profit sharing arrangement for certain revenues earned from interruptible and short-term firm transport; and (iii) setting the minimum and maximum time that can elapse before Trailblazer’s next rate case at the FERC. Trailblazer filed a motion with the FERC’s Chief Administrative Law Judge to accept the settlement rates on an interim basis (“Interim Rates”) while the participants finalize a definitive settlement, and while the same is before the Presiding Administrative Law Judge and the FERC for certification and approval, respectively. The Chief Administrative Law Judge accepted the Interim Rates effective February 1, 2014. On February 24, 2014 Trailblazer filed an uncontested offer of settlement (“Stipulation and Agreement”) among active party shippers which is subject to certification by the Presiding Administrative Law Judge and approval by the FERC Commission. Subject to such certification and approval, this Stipulation and Agreement establishes the Interim Rates as final settlement rates effective February 1, 2014, subject to the issuance of refunds to certain shippers for January 2014 transportation services and revised fuel and lost and unaccounted for rates, effective July 1, 2014.  The Presiding Administrative Law Judge certified the Stipulation and Agreement on March 11, 2014. FERC Commission approval of the Stipulation and Agreement was issued May 29, 2014 and will be deemed final thirty days from the date issued. Estimated refunds have been reserved from revenues recorded in January 2014.
Upon final approval of the Stipulation and Agreement filed in Docket No. RP13-1031, Trailblazer intends to withdraw certain other open Trailblazer dockets and rehearing requests as further described above.
Other Regulatory Matters
Except for the orders mentioned above, there are currently no proceedings challenging the rates of Trailblazer. Regulators, as well as shippers on Trailblazer, do have rights, under circumstances prescribed by applicable regulations, to challenge the rates Trailblazer charges. Trailblazer can provide no assurance that current rates will remain unchallenged. Any successful challenge could have a material, adverse effect on Trailblazer’s future earnings and cash flows.

10.	Legal and Environmental Matters
Legal
Trailblazer is a defendant in various lawsuits arising from the day-to-day operations of its businesses. Although no assurance can be given, Trailblazer believes, based on its experiences to date, that the ultimate resolution of such routine items will not have a material adverse impact on its business, financial position, and results of operations or cash flows.
Environmental
Trailblazer is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. Trailblazer believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause Trailblazer to incur significant costs.

11.	Subsequent Events
On April 1, 2014, Trailblazer was acquired by Tallgrass Energy Partners, LP (“TEP”) for total consideration valued at approximately $164 million, consisting of $150 million in cash and the issuance of 385,140 TEP common units (valued at approximately $14 million based on the March 31, 2014 closing price of TEP’s common units). There will be no change to the historical cost basis of the Trailblazer assets and liabilities acquired by TEP as the acquisition represents a transaction between entities under common control.